UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 15, 2010

CareFusion Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-34273	26-4123274
(Commission File Number)	(IRS Employer Identification Number)

3750 Torrey View Court, San Diego, California 92130

(Address of Principal Executive Offices, Including Zip Code)

(858) 617-2000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On June 15, 2010, CareFusion Corporation (the “Company”) announced that Ms. Carol Zilm, President of Infusion and Respiratory Systems, would be departing from the Company effective September 16, 2010 (the “Departure Date”).

(e) The Company and Ms. Zilm agreed to terms for certain payments and benefits following her departure from the Company. Subject to execution of a definitive separation and release agreement, Ms. Zilm will receive payments over a twelve month period of an aggregate of $426,400 (one year of current base salary) and a lump sum payment in an amount equal to the average of Ms. Zilm’s actual bonus for fiscal year 2010 and her bonus target for fiscal year 2010. Ms. Zilm will also be entitled to receive a pro-rata portion of her bonus for fiscal year 2011 based on Company actual performance against certain bonus targets for fiscal year 2011, payable if and when fiscal year 2011 bonuses are paid to active employees. In addition, with respect to stock options previously granted to Ms. Zilm and that are vested as of the Departure Date, she shall have the right to exercise such options for a period of two years following the Departure Date. Ms. Zilm will also be eligible to receive twelve months of COBRA at Company subsidized rates for medical, dental and vision benefits, as well as outplacement services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CareFusion Corporation
(Registrant)

Date: June 15, 2010	By:	/S/ JOAN STAFSLIEN
	Name:	Joan Stafslien
	Title:	Executive Vice President, General Counsel and Secretary